SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-24668
                                                                         -------


                           FFVA Financial Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            925 Main Street, Lynchburg, Virginia 24504 (804-845-2371)
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $0.10 par value per share
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
--------------------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       |X|          Rule 12h-3(b)(1)(i)       |X|
     Rule 12g-4(a)(1)(ii)      |_|          Rule 12h-3(b)(1)(ii)      |_|
     Rule 12g-4(a)(2)(i)       |_|          Rule 12h-3(b)(2)(i)       |_|
     Rule 12g-4(a)(2)(ii)      |_|          Rule 12h-3(b)(2)(ii)      |_|
                                            Rule 15d-6                |_|

         Approximate  number  of  holders  of record as of the certification  or
notice date:        0
                 ------

         Pursuant to the requirements of the Securities Exchange Act of 1934 FFVA Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 30, 1998                  By: /s/Ronald W. Neblett
       -----------------                   -------------------------------------
                                           Senior Vice President and Treasurer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Securities and Exchange Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.